Exhibit (h)(viii)

FIRST AMENDMENT TO

SECOND AMENDED & RESTATED SERVICES AGREEMENT

FOR TRUST AND REGULATORY GOVERNANCE

This first amendment (“Amendment”) to the Second Amended & Restated Services Agreement for Trust and Regulatory Governance (the “Agreement”) dated as of September 20, 2018 by and between Advisers Investment Trust (the “Trust”) on behalf of the Funds listed on Schedule A and Foreside Fund Officer Services, LLC (“Foreside”) is entered into as of March 4, 2020 (the “Effective Date”).

WHEREAS, the Trust and Foreside (“Parties”) desire to amend Schedule A to the Agreement to reflect the addition of one Fund; and

WHEREAS, Section 12(a) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Schedule A of the Agreement is hereby deleted in its entirety and replaced by the Schedule A attached hereto reflecting the addition of JOHCM Credit Income Fund.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

ADVISERS INVESTMENT TRUST		FORESIDE FUND OFFICER SERVICES, LLC

By:	/s/ Barbara J. Nelligan	By:	/s/ Charles S. Todd
	Barbara J. Nelligan, President		Charles S. Todd, Vice President

SCHEDULE A

LIST OF FUNDS

Effective as of March 4, 2020

The following series of the Trust are advised by JO Hambro Capital Management Limited (the “Adviser”) as a series as now in existence and listed below, as well as such additional series as may be established by the Trust from time to time and advised by the adviser (each series a “Fund” and collectively, the “Funds”):

FUND NAME(S)

JOHCM International Small Cap Equity Fund

JOHCM International Select Fund

JOHCM Global Equity Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Asia Ex-Japan Equity Fund

JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM International Opportunities Fund

JOHCM Global Income Builder Fund

JOHCM Credit Income Fund